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                                                                     EXHIBIT B


                         PROPOSED AMENDMENTS TO BY-LAWS

                                   ARTICLE II
                            MEETINGS OF SHAREHOLDERS


SECTION 3.     SPECIAL MEETINGS.   Special meetings of the shareholders may be
called at any time by the Board of Directors or, upon written demand, specifying the purpose of the meeting, by the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Corporation entitled to vote on the matter(s) to be considered at the special meeting.


SECTION 11.    ACTION BY CONSENT.  [DELETED].

                                   ARTICLE III
                               BOARD OF DIRECTORS

Delete Section 2 in its entirety and replace it with the following:

     "SECTION 2.    NUMBER, QUALIFICATIONS, ELECTION AND TERM OF OFFICE.  The
number of directors shall be three (3) until such time as the Board of Directors changes the number of directors in accordance with the provisions of this Section 2. The Board shall initially consist of three classes of directors. There shall be one Class A director, one Class B director and one Class C director. Beginning with the 1997 Annual Meeting of Stockholders, the Class A director shall be elected, to hold office until the third Annual Meeting of Stockholders to occur subsequent to the Annual Meeting at which such director was elected and until his successor shall have been elected and qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these By-Laws. Beginning with the 1998 Annual Meeting of Stockholders, the Class B director shall be elected, to hold office until the third Annual Meeting of Stockholders to occur subsequent to the Annual Meeting at which such director was elected and until his successor shall have been elected and qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these By-Laws. Beginning with the 1999 Annual Meeting of Stockholders, the Class C director shall be elected, to hold office until the third Annual Meeting of Stockholders to occur subsequent to the Annual Meeting at which such director was elected and until his successor shall have been elected and qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these By-Laws. The Board of Directors can determine to change the number of directors constituting the Board of Directors, which number shall not be less than three
(3) nor more than nine (9), provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any decrease in the number of directors shall be effective at the time of the next succeeding Annual Meeting of Stockholders at which the election of the director whose position is being eliminated would have been considered, unless there shall be vacancies in the Board of Directors, in which case such decrease may become effective at any time prior to the next such succeeding Annual Meeting of Stockholders to the extent of the number of such vacancies. In the event of any increase or decrease in the number of directors, the number of additional directors and the number of eliminated directors shall be apportioned among the three classes of directors in a manner which results, to the extent possible, in an equal number of directors being included in each such class. At each meeting of the stockholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast at such election shall be elected director. All the directors shall be at least eighteen years of age. Directors need not be stockholders.

     SECTION 11.    REMOVAL OF DIRECTORS.    Any director, or the entire Board
of Directors, may be removed, for cause, by the affirmative vote of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Corporation entitled to vote generally in the election of directors.

                                   ARTICLE IX
                                   AMENDMENTS

     These By-Laws may be amended or repealed or new By-Laws may be adopted at an annual or special meeting of stockholders at which a quorum is present or represented, by the vote of the holders of shares entitled to vote thereon provided that notice of the proposed amendment or repeal or adoption of new By-Laws is contained in the notice of such meeting. These By-Laws may also be amended or repealed or new By-Laws may be adopted by the Board at any regular or special meeting of the Board of Directors; provided that Article II, Section 3 of these By-Laws, or Article III Section 2 of these By-Laws, or Article III,
Section 11 of these By-Laws, may only be amended or repealed, or new By-Laws adopted which have the effect of amending or repealing Article II, Section 3 of these By-Laws, or Article III, Section 2 of these By-Laws, or Article III,
Section 11 of these By-Laws, by the affirmative vote of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Corporation entitled to vote thereon. If any By-Law regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of the stockholders for the election of directors the By-Law so adopted, amended or repealed, together with a concise statement of the changes made. By-Laws adopted by the Board of Directors may be amended or repealed by the stockholders.